Exhibit 4.50

Contract No.: B.Y. (2021) [Integrated Business Division III] L.Z.J.Z. No.

Loan Contract of Liquid

Capital in RMB

(Company)

 The Borrower: Shenzhen United Time Technology Co., Ltd.

Legal Representative or Authorized Agent: Bao Minfei

Address: 702, Block A, Building 5, Software Industry Base, Xuefu Road, Nanshan District, Shenzhen City

Tel.: 13805729242

The Lender: Shenzhen Nanshan Baosheng County Bank Co., Ltd.

Responsible Person or Authorized Agent: Xu Zhengchang

Address: 1/F Lobby Shop,16/F and 17/F, Zhongjian Building, No. 6, Gaoxin South 12th Road, Yuehai Street, Nanshan District, Shenzhen City

Contact Information: 0755-21679999

The Borrower applies to the Lender for a loan, and the Lender agrees to issue a loan to the Borrower. To clarify the rights and obligations of the Borrower and the Lender, this Contract is hereby entered into by and between the Parties through friendly negotiation in accordance with laws, regulations and rules of the People’s Republic of China.

Article 1 Amount of Loan

1.1 The Borrower borrows RMB three million (in words) only (in figures: ￥3,000,000.00) from the Lender.

Article 2 Purpose of Borrowing

2.1 The Borrower shall use the borrowed funds to supplement the liquid capital, and the Borrower shall not change the use of the borrowed funds without the written consent of the Lender.

Article 3 Term of Loan

3.1 The loan term agreed in this Contract is 12 months, that is, from July 28, 2021 to July 28, 2022.

3.2 If the starting date of the loan term under this Contract is inconsistent with the loan receipt (or loan redeposit certificate, the same below), the actual lending date contained in the loan receipt at the time of lending shall prevail, and the loan maturity date agreed in the first paragraph of this Article shall be adjusted accordingly.

The loan receipt is an integral part of this Contract, which has the same legal effect as this Contract.

Article 4 Loan Interest Rate, Penalty Interest, Compound Interest, Interest Bearing and Interest Settlement

4.1 The Lender has the right to collect loan interest (including penalty interest and compound interest) as agreed in this Contract.

4.2 Loan interest rate

4.2.1 The loan interest rate executed under this Contract is the annual interest rate, which is the following (I):

(I) The fixed interest rate is 8% (simple interest), that is, the one-year LPR +(optionally fill in “+” or “-”) 4.15 basis points (1 basis point = 0.01%, accurate to 0.01 basis points) one working day before the value date, and the interest rate remains unchanged during the loan term;

(II) Floating interest rates with interest bearing by sections. Each/every/ month is a cycle from the value date to the date when the principal and interest under this Contract are fully paid off. The first execution interest rate of /% (simple interest), that is, one-year LPR/(optionally fill in “+” or “-”)/ basis point (1 basis point = 0.01%, accurate to 0.01 basis point) one working day before the value date, after that, the loan interest rate for each term is one-year LPR/(optionally fill in “+” or “-”)/basis point (1 basis point = 0.01%, accurate to 0.01 basis point) on the working day before the corresponding day of the first month of the cycle. In case of no corresponding day in the month of adjustment, the last day of the month is the corresponding day, which is the interest rate adjustment day.

(III)/

Note: Unless otherwise specified, the interest rate indicated in this Contract is the simple interest.

4.2.2 The value date in this Article refers to the date on which the first loan issued under this Contract is transferred to the account designated by the Borrower (hereinafter referred to as the ‘Loan Account’), which can also be called the ‘Loan Date’.

4.2.3 When the loan is issued for the first time under this Contract, the one-year LPR refers to the one-year RMB Loan Prime Rate (market LPR) announced by the National Interbank Funding Center one working day before the value date. After that, when the loan interest rate is adjusted according to the aforesaid agreement, the one-year LPR refers to the one-year RMB Loan Prime Rate announced by the National Interbank Funding Center one working day before the adjustment date.

LPR can be found on the websites of the National Interbank Funding Center and the People’s Bank of China.

4.2.4 The loan interest shall be calculated from the date when the loan is transferred to the Borrower’s loan account. The loan under this Contract bears interest on a daily basis (including penalty interest and compound interest), and the daily interest rate = annual interest rate/360.

4.3 Penalty interest rate

4.3.1 Where the Borrower fails to use the loan according to the purpose of the Loan Contract, the Lender has the right to collect penalty interest, the rate of which is twice the loan interest rate. Where the loan interest rate is adjusted according to Item (2) of Article 4.2.1, the penalty interest rate is twice the adjusted loan interest rate.

4.3.2 Where the loan is overdue under this Contract, the lender has the right to collect penalty interest, which is 1.5 times of the loan interest rate. Where the loan interest rate is adjusted according to Item (2) of Article 4.2.1, the penalty interest rate is 1.5 times of the adjusted loan interest rate.

Loans overdue means that the Borrower’s failure to repay the loan principal or interest according to the repayment period agreed in the Loan Contract, including the Borrower’s failure to repay the loan principal and interest as agreed when the loan expires and the Borrower’s failure to repay the principal and interest according to the repayment plan within the loan term.

4.3.3 For loans that are overdue and misappropriated at the same time, the penalty interest and compound interest shall be calculated based on the more serious one.

4.4 Compound interest rate

If the Borrower fails to pay the loan interest and penalty interest on the interest settlement date agreed in this Contract, the Lender has the right to compound the unpaid loan interest and penalty interest on a daily basis according to the penalty interest rate agreed in Article 4.3 above from the next day.

4.5 Interest settlement

4.5.1 For loans with fixed interest rate, the interest shall be calculated at the agreed interest rate at the time of interest settlement. For loans with floating interest rate, interest shall be calculated according to the interest rate determined in the current period of each floating period; If there are multiple interest rate fluctuations in a single interest settlement period, the interest in each floating period shall be calculated first, and the interest in that interest settlement period shall be calculated by summing up the interest in each floating period on the expiry date for interest.

4.5.2 The interest of the loan under this Contract shall be settled in the following method of item 1:

1. The interest shall be settled on a monthly basis, and the expiry date for interest shall be fixed as the 21st day of each month;

2. The interest shall be settled quarterly, and the expiry date for interest shall be fixed as the 21st day of the month at the end of each quarter;

3. /

Article 5 Loans Issuance and Payment Terms

5.1 Prerequisites for issuing loans: Except for the Lender giving up in whole or in part, the Lender is obliged to issue loans only if the following prerequisites are continuously met:

1. The Borrower has completed the approval, registration, delivery, insurance and other legal procedures related to the loan under this Contract;

5.1.2 Where there is any guarantee in this Contract, the guarantee meeting the requirements of the Lender has come into effect and continues to be valid;

5.1.3 The Borrower has opened an account for loan issuance and repayment according to the requirements of the Lender;

5.1.4 The Borrower does not have any breach of contract as agreed in this Contract or any situation as agreed in this Contract that may endanger the safety of the Lender’s creditor’s rights;

5.1.5 Laws and regulations, rules or authorities do not prohibit or restrict the Lender from issuing loans under this Contract;

5.1.6 Other conditions agreed by the parties: /.

5.2 Payment of borrowings:

(I) The following payment method (2) shall be applied:

(1) Independent payment of the Borrower

Where the Borrower applies for independent payment, it shall obtain the consent of the Lender. An independent payment by the Borrower means that, upon the Lender directly remits the loan funds to the loan issuance account based on the Borrower’s withdrawal application, the Borrower will independently pay the Borrower’s trading object according to the purpose specified in this Contract.

(2) Entrusted payment of the Lender

Entrusted payment of the Lender means that the lender shall pay the loan funds to the Borrower’s transaction object according to the purpose agreed in this Contract and the Borrower’s withdrawal application and payment entrustment, that is, when the Lender receives the Borrower’s withdrawal application, after formally reviewing the relevant transaction data of the Borrower and confirming that it meets the requirements, the loan funds are distributed to the special loan issuance account opened by the Borrower at the Lender, and then the Lender will pay the loan funds to the Borrower’s transaction object who meets the purpose agreed in this Contract after reviewing the transaction data and confirming that the relevant transaction price has been due and payable according to the Borrower’s entrusted payment instruction.

(3) Both the Borrower’s independent payment and the Lender’s entrusted payment are applied

The expenses incurred by the Borrower and the Lender in the above payment process shall be borne by the Borrower.

(II) The Borrower shall use the money according to the agreed payment method, and the Borrower shall not change the payment method without the written consent of the Lender. In the process of payment, if the Borrower’s credit status declines, the profitability of the main business is not strong, and the use of loan funds is abnormal, the Lender has the right to change the loan payment method and stop the issuance and payment of loan funds from the date of occurrence of the Borrower’s situation.

(III) Opening and supervision of account for withdrawal of fund

Within 3 working days from the date of signing this Contract, the Borrower shall open a fund withdrawal account with the Lender or take the existing account (account number: 88000025184) opened with the Lender as the fund withdrawal account.

The Lender has the right to supervise the fund withdrawal account, and the Borrower and the Lender shall sign an account management agreement separately for specific supervision matters. The Lender has the right to recover the loan in advance according to the withdrawal of the Borrower’s funds.

(IV) No matter whether the Borrower pays independently or the Lender is entrusted to pay, once the loan funds enter the loan issuance account, it shall be deemed that the Lender has fulfilled its lending obligations. The Borrower shall ensure that the loan issuance account is in normal status (including but not limited to not being frozen by the competent authority). Upon the loan funds transferred into the loan issuance account, the Borrower shall bear all the risks, responsibilities and losses caused by the freezing and deduction by the competent authorities. The Borrower shall compensate for all losses suffered by the Lender.

(V) The Borrower’s promises under the independent payment method:

(1) The Borrower shall summarize and report the loan payment to the Lender on a regular basis. The Borrower shall, at the latest, report the loan payment of the previous month/quarter to the Lender within 5 working days at the beginning of each month/quarter.

(2) The Borrower shall provide the Lender with the use plan corresponding to the loan to be issued and other information required by the Lender before the loan is issued.

(VI) The agreement under the entrusted payment method is as follows:

(1) Under the entrusted payment method of the Lender, the Lender shall, according to the agreed loan purpose, check whether the payment object, payment amount and other information listed in the payment application provided by the Borrower are consistent with the corresponding commercial contract and other certification materials. The Borrower knows and agrees that the Lender has the right to pay the loan funds from the loan issuance account to the account of the Borrower’s transaction object through the entrusted transfer account of loan funds.

(2) The Lender’s review of the above payment elements is only a formal review, which does not mean that the Lender confirms the authenticity and legal compliance of the transaction, nor does it mean that the Lender intervenes in disputes between the Borrower and its transaction partners or third parties, or needs to bear the responsibilities and obligations of the Borrower. The Borrower shall compensate all losses suffered by the Lender due to the entrusted payment.

(3) Under the entrusted payment method of the Lender, if the borrowed funds are not successfully paid to the Borrower’s transaction object account due to the incorrect information provided by the Borrower, the Borrower will bear all adverse consequences.

(4) Failure, error, delay and other risks, responsibilities and losses in payment of loan funds not caused by the fault of the Lender shall be borne by the Borrower. The Borrower shall compensate for all losses suffered by the Lender.

Article 6 Repayment

6.1 Principle of repayment

The Lender has the right to use the repayment of the Borrower to repay the various expenses agreed in this Contract that should be borne by the Borrower and advanced by the Lender and the expenses for the Lender to realize its creditor’s rights, and the remaining amount shall be repaid according to the principle of repaying interest first and then repaying principal, and the interest shall be paid with the principal. The Lender has the right to adjust the above repayment order according to the actual situation.

6.2 Interest payment

The loan under this Contract shall bear interest from the date of lending, and the Borrower shall pay the due interest to the Lender on the interest settlement date. The first interest payment date is the first expiry date for interest after the issuance of loan. At the last repayment, interest shall be settled along with the principal.

6.3 The following repayment plan (2) is applied:

(1) Pay interest on a monthly basis and repay principal in one lump sum when due.

(2) Other repayment plans: Upon the issuance of bill, the interest will be paid monthly, and the principal will be repaid by RMB 100,000 every month, and the remaining principal will be repaid in one lump sum when it expires.

6.4 Repayment method

The Borrower shall reserve sufficient amount of money due in the current period in the account opened by the Lender before the repayment date agreed in this Contract and transfer it to repay the loan (the Lender also has the right to transfer the amount to repay the loan by itself), or transfer funds from other accounts to repay loans on the repayment date agreed in this Contract. If the Borrower fails to repay the loan as agreed, the Lender also has the right to transfer money from all accounts opened by the Borrower in Baosheng County Bank and its branches to repay the loan.

The Borrower may use the following repayment methods to repay the Lender:

(1) Entrusted deduction method: that is, the Borrower entrusts the Lender to directly deduct the principal and interest of the loan from the account opened in Baosheng County Bank and its branches on the monthly interest settlement date. Where the entrusted deduction account is an account under the name of a third party other than the Borrower, the third party shall issue a written authorization to authorize the Lender to deduct the money payable by the Borrower from the account.

Deduction results can be reflected in the way that the Borrower opens the account in a supplementary way or prints the statement of account at the Lender’s business counter, and no reconciliation voucher will be sent separately in each term.

(2) Counter repayment method: that is, the Borrower directly goes to the business counter specified by the Lender to repay in cash, cheque or debit card on any working day during the repayment period. Where the Borrower is in arrears in the early stage, it shall pay the original arrears and the current repayment amount together.

6.5 Prepayment

The Borrower shall submit an written application to the Lender 30 working days in advance for early repayment of principal, and with the consent of the Lender, part or all of the principal may be repaid in advance.

Where the Borrower repays the principal in advance, the interest shall be calculated according to the actual days of use and the loan interest rate agreed in this Contract.

Where the Lender agrees that the Borrower may repay the principal in advance, the Lender shall have the right to collect compensation from the Borrower, and the amount of compensation shall be determined according to the following standards of item (2):

(1) The amount of compensation = prepayment of principal × prepayment months ×/‰, and if it is less than one month, it shall be calculated as one month;

(2) Zero.

6.6 Penalty interest and compound interest

The Borrower shall repay the principal and interest of the loan to the Lender in time according to the repayment plan. Where the Borrower fails to repay the amount due in full before the agreed repayment date, the Lender has the right to collect overdue penalty interest and compound interest from the agreed repayment date, and has the right to deduct the repayable amount directly from any account opened by the Borrower and the Guarantor of joint and several liability in Baosheng County Bank and its branches on the agreed repayment date and at any time thereafter, but this deduction does not constitute the Lender’s obligation.

Article 7 Debt

7.1 Debt under this Contract means the principal, interest (including compound interest and penalty interest) and the expenses for realizing creditor’s rights (including but not limited to attorney’s fees, legal fees, arbitration fees, property preservation fees, travel expenses, and insurance, evaluation, registration, custody, appraisal, notarization, escrow and execution fees) of the Borrower’s debts due and undue under this Contract. All shall be borne by the Borrower, unless otherwise agreed by both parties.

Article 8 Guarantee

8.1 The details of the guarantee measures provided by the Borrower to the Lender for the debts under this Contract are shown in the specific guarantee contract documents.

8.2 If the relevant matters agreed in this Agreement occur or the guarantee is unfavorable to the creditor’s rights of the Lender, which is considered by the Lender to be enough to affect the guarantee ability, the Borrower shall provide the guarantee meeting the requirements of the Lender again.

Article 9 Rights and Obligations of the Borrower

9.1 Rights of the Borrower

9.1.1 Have the rights to ask the Lender to issue the loan as agreed in this Contract;

9.1.2 Have the rights to use the loan for the purpose agreed in this Contract;

9.1.3 Have the rights to apply to the Lender for loan extension under the conditions stipulated by the Lender;

9.1.4 Have the rights to require the Lender to keep confidential the relevant financial information provided by the Borrower and the trade secrets in production and operation;

9.1.5 Have the rights to refuse the Lender and its staff to ask for bribes, and the right to report the above-mentioned acts or the Lender’s violations of relevant national laws and regulations about credit interest rates and service charges to relevant authorities.

9.2 Obligations of the Borrower

9.2.1 Withdraw money and pay off the principal and interest of the loan in full according to the agreement of this Contract, and bear all expenses agreed in this Contract; perform the arrangement, agreement or unilateral commitment of installment repayment and prepayment reached by the parties in any period, otherwise the Lender has the right to immediately announce the premature maturity of the loan and take legal measures to realize the creditor’s rights.

9.2.2 Provide relevant financial and accounting information and production and operation status information as required by the Lender, including but not limited to providing the Lender with the balance sheet at the end of the previous quarter and the income statement as of the end of the previous quarter (the income and expenditure statement for public institutions) within the first 5 working days of the first month of each quarter, and provide the cash flow statement of the current year in a timely manner at the end of the year, and be responsible for the authenticity, completeness and validity of the information provided, and do not provide false materials or conceal important operating financial facts;

9.2.3 Where the Borrower changes its name, legal representative (principal), domicile, business scope, registered capital, articles of association of the company (enterprise) or other industrial and commercial registration items, it shall notify the Lender in advance, and notify the Lender in writing within 3 working days after the change, and attach relevant materials after the change;

9.2.4 The Borrower shall use the loan according to the purpose agreed in this Contract, and shall not misuse, misappropriate or use the bank loan to engage in illegal and illegal transactions; It shall cooperate with and accept the inspection and supervision of the Lender on its production and operation, financial activities and the use of loans under this Contract; It is not allowed to withdraw funds, transfer assets or use related party transactions to evade debts to the Lender; It shall not use false contracts with related parties to discount or pledge creditor’s rights such as bills receivable and accounts receivable without actual trade background to the bank, and obtain bank funds or credit;

9.2.5 The Borrower shall abide by the relevant national regulations on environmental protection in case that the Borrower uses the borrowings under the Contract for production and operation;

9.2.6 Before paying off the loan principal and interest to the Lender, the Borrower shall not use the assets formed by the loan under the Contract to provide guarantee to the third party without the consent of the Lender;

9.2.7 Whether the Borrower is a group customer: Yes☐No☐. If the Borrower is a group customer, the Borrower shall timely report to the Lender the changes of the Borrower’s related parties and the related transactions with more than 10% of the net assets, including: (1) association relationship among transaction parties, (2) transaction item and nature, (3) transaction amount or corresponding ratio and (4) pricing policy (including transactions involving no amount or only nominal amount);

9.2.8 The Borrower shall obtain the written consent of the Lender before carrying out major issues such as merger, separation, equity transfer, foreign investment and substantial increase in debt financing. However, the written consent of the Lender shall not affect the Lender’s right to use the remedies agreed in the Contract when the Lender believes that the above-mentioned acts may endanger the safety of the Lender’s creditor’s rights in the future.

Article 10 Rights and Obligations of the Lender

10.1 The Lender has the right to require the Borrower to repay the loan principal, interest and expenses on schedule, exercise other rights agreed in this Contract, and require the Borrower to perform other obligations under this Contract;

10.2 The loan shall be granted in accordance with the provisions of this Contract, except for the delay caused by the Borrower or other reasons not attributable to the Lender;

10.3 The relevant financial information provided by the Borrower and the commercial secrets of production and operation shall be kept confidential, except as otherwise stipulated by laws and regulations, or required by the competent authority or agreed by both parties;

10.4 The Lender has the right to transfer the creditor’s rights under this Contract to a third party according to law, without the consent of the Borrower and there is no need to notify the Borrower;

10.5 The Lender shall not offer bribes to the Borrower and its staff, or ask for or accept bribes from them;

10.6 The Lender shall not act dishonestly and damage the legitimate interests of the Borrower.

Article 11 Liability for Breach of Contract and Remedies for Endangering the Creditor’s Rights of the Lender

11.1 Lender’s Breach of Contract and Liability for Breach of Contract

11.1.1 If the Lender fails to issue the loan as agreed in this Contract without justifiable reasons, the Borrower may require the Lender to continue to issue the loan as agreed in this Contract;

11.1.2 If the Lender violates the prohibitive provisions of national laws and regulations and collects interest and fees from the Borrower that should not be collected, the Borrower has the right to ask the Lender to refund them.

11.2 Borrower’s Breach of Contract

11.2.1 The Borrower violates any provision of the Contract or any legal obligation.

11.2.2 The Borrower clearly states or shows with action that it will not perform any obligation under the Contract.

11.3 Circumstances that may endanger the creditor’s rights of the Lender:

11.3.1 When the Borrower has one of the following circumstances, the Lender believes that the security of creditor’s rights under this Contract may be endangered: contracting, trusteeship (takeover), leasing, system transformation, reduction of registered capital, investment, joint venture, merger, combination, acquisition and reorganization, division, joint venture, (being) applied for suspension of business for rectification, dissolution, revocation, (being) applied for bankruptcy, change of controlling shareholder/actual controller or major legal disputes, serious difficulties in production and operation or deterioration of financial situation, and failure of legal representative or principal responsible person to perform their duties normally.

11.3.2 When one of the following circumstances occurs, the Lender believes that it may endanger the safety of creditor’s rights under this Contract: the Borrower fails to perform other debts due (including debts due to branches of Baosheng County Bank at all levels or other third parties); the Borrower transfers property at a low price or free of charge; the Borrower reduces and exempts third-party debts, delays in exercising creditor’s rights or other rights, or provides guarantees for third parties;

11.3.3 The Borrower’s shareholders abuse the independent status of the company’s legal person or shareholder’s limited liability to evade debts, and the Lender believes that it may endanger the security of creditor’s rights under this Contract;

11.3.4 Any precondition for issuing loans agreed in this Contract has not been continuously met;

11.3.5 In case of any of the following circumstances of the guarantor, the Lender believes that it may endanger the security of the creditor’s rights under this Contract:

(1) Any falsehood, error or omission in violation of any agreement or statement and guarantee in the warranty contract;

(2) One of the following circumstances occurs: contracting, trusteeship (takeover), leasing, system transformation, reduction of registered capital, investment, joint venture, merger, combination, acquisition and reorganization, division, joint venture, (being) applied for suspension of business for rectification, dissolution, revocation, (being) applied for bankruptcy, change of controlling shareholder / actual controller or transfer of major assets, suspension of production and closure, high fines imposed by the competent authorities, cancellation of registration and revocation of business license, involving major legal disputes, serious difficulties in production and operation or deterioration of financial status, failure of legal representative or principal responsible person to perform their duties normally or loss of civil capacity;

(3) Other circumstances where the ability to guarantee is lost or may be lost;

11.3.6 In case of any of the following circumstances in mortgage or pledge, the Lender believes that it may endanger the security of creditor’s rights under this Contract:

(1) The mortgaged property or pledged property is damaged, lost or reduced in value due to the acts of a third party, state expropriation, confiscation, requisition, free recovery, demolition, changes in market conditions or any other reasons;

(2) The mortgaged property or the pledged property is sealed up, detained, frozen, deducted, retained or auctioned, supervised by the administrative organ, or the ownership of which is in dispute;

(3) The mortgagor or pledgor violates any agreement of the mortgage contract or the pledge contract, or there is any false, error or omission in the statement and guarantee;

(4) Other circumstances that may endanger the realization of the mortgage or pledge right of the Lender;

11.3.7 The Lender believes that the security of the creditor’s rights under this Contract may be endangered when the guarantee is not established, not effective, invalid, revoked or released, the Guarantor breaches the Contract or explicitly or by its behavior indicates that it will not perform its guarantee obligations, or the Guarantor loses its Guarantee ability partially or completely, and the value of the guarantee decreases, etc.

11.3.8 Other circumstances that the Lender believes may endanger the safety of creditor’s rights under this Contract.

11.4 Remedies of the Lender

In case the Borrower violates any article of this Contract, the Lender has the right to exercise one or more of the following rights:

(1) Stop granting loans;

(2) Declare the immediate maturity of the loan, and require the Borrower to immediately repay the principal, interest and expenses of all matured and unmatured debts under this Contract;

(3) If the Borrower fails to disburse the Loan as agreed in the Contract, the Lender has the right to require the Borrower to pay liquidated damages equivalent to 20% of the amount not disbursed as agreed, and has the right to refuse the Borrower to disburse the unpaid amount under the Contract;

(4) If the Borrower fails to use the loan according to the purpose agreed in the Contract, the interest and compound interest shall be calculated according to the penalty interest rate and the interest settlement method agreed in the Contract from the date of failure to use the loan in accordance with the contractual purpose to the date of full settlement of the principal and interest;

(5) In case of the loan is overdue, for the loan principal and interest that the Borrower fails to pay off on time (including the loan principal and interest declared by Lender to be fully or partially due in advance), the Lender has the right to calculate and collect the interest and compound interest according to the penalty interest rate and the interest settlement method agreed in this Contract from the overdue date to the date of full settlement of the principal and interest. Overdue loan refers to the behavior that the Borrower fails to pay off the loan on schedule or exceeds the time limit of the installment repayment plan agreed in the Contract.

(6) Before the loan expires, the interest that the Borrower fails to pay off on time shall be compounded according to the penalty interest rate and interest settlement method agreed in the Contract.

(7) Other remedies, including but not limited to: collect corresponding funds in RMB or other currencies from the accounts opened by the Borrower in Baosheng County Bank and its branches without prior notice; exercise of security rights; require the Borrower to provide new guarantees for all debts under this Contract that meet the requirements of the Lender; termination of this Contract; others.

Article 12 Other Provisions

12.1 Use of Borrower Information

The Borrower agrees that the Lender may inquire about the credit status of the Borrower from the credit database approved by the People’s Bank of China and the competent department of credit reporting or relevant units, departments, third-party enterprises and their affiliated companies. In addition, the Lender is also allowed to provide the information of the Borrower to the credit database approved by the People’s Bank of China and the competent department of credit reporting or relevant units, departments, third-party enterprises and their affiliated companies. The Borrower also agrees that the Lender may reasonably use and disclose the Borrower’s information for business purposes.

12.2 Announcement for Collection

If the Borrower defaults on the principal and interest of the loan or other defaults occur, the Lender has the right to notify the relevant departments or units, and announce the collection through the news media.

12.3 Evidential Validity of the Lender’s Records

Unless there is reliable and definite evidence to the contrary, the Lender’s internal account records about the principal, interest, fees and repayment records, the documents and vouchers produced or retained by the Lender in the course of the Borrower’s business such as withdrawals, repayments and interest payments and the Lender’s records and vouchers to collect the loan all constitute definite evidence to effectively prove the creditor’s rights relationship between the Borrower and the Lender. The Borrower shall not raise any objection just on the ground that the above records, documents and vouchers are made or retained by the Lender unilaterally.

12.4 Reservation of Rights

The Lender’s rights hereunder shall not affect or exclude any other rights granted by laws, regulations and other contracts. Any tolerance, grace period, preferential treatment, or delay in exercising any right under this contract shall not be deemed as waive of the rights and interests hereunder or as the consent or acceptance for any behaviors violating this contract. Such tolerance, grace period, preferential treatment, or delay regarding the performance of any rights hereunder shall neither limit, prevent or hinder continuous exercise of the rights or the exercise of other rights nor result in any obligation or liability of the Lender to the Borrower.

12.5 If the Borrower has other debts due to the Lender except the debts under this Contract, the Lender has the right to transfer the corresponding amount in RMB from the account opened by the Borrower in Baosheng County Bank and its branches to pay off any debts due first, and the Borrower agrees not to raise any objection.

12.6 Any written documents issued by the Lender to the Borrower pursuant to this Contract shall be delivered at the address stated in this Contract. Where the Borrower changes its domiciliary or contact information, it shall, within three working days from the date of change, notify the Lender in writing of the new address and contact information. If the Borrower violates the notification obligation stipulated in this Article, or fails to take effective measures at the delivery address specified in this Contract (including but not limited to going to the delivery address specified in the Contract to sign for mail, etc.), resulting in the failure of the post office or postal company to deliver the written document, such written document shall be deemed to have been effectively served. Losses caused by failure to notify in time shall be borne by the Borrower.

12.7 After the Borrower defaults, the Lender shall collect the money from the Borrower and the Guarantor in accordance with the following order, but the Lender reserves the right to change this order: ① Cost of realizing creditor’s rights and security rights; ② Liquidated damages; ③ Damages; ④ Compensation; ⑤ Compound interest; ⑥ Penalty interest; ⑦ Interest; ⑧ Principal; ⑨ Other payables.

12.8 Transfer and Collection of Payables

For all amounts payable by the Borrower under this Contract, the Lender has the right to transfer the corresponding amount in RMB from the account opened by the Borrower in Baosheng County Bank and its branches without prior notice to the Borrower.

12.9 Dispute Resolution

Any dispute arising from the performance of this Contract can be settled through negotiation. If no agreement is reached through negotiation, the dispute shall be settled according to (1) below:

(1) Bring a lawsuit to the People’s Court of Nanshan District of Shenzhen.

(2) Submit it to Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration, and subject to the current effective arbitration rules of the Arbitration Commission. The arbitration award of Shenzhen Court of International Arbitration is final. Once made, it has a legal effect and is binding on both parties; The arbitration fee and the lawyer’s fee of the successful party shall be borne by the losing party.

12.10 During the litigation or arbitration, the provisions of the Contract that do not involve the disputes shall still be performed.

12.11 The Borrower and the Lender make the following agreement on all kinds of notices, agreements, and other documents involved in this Contract, and the address at which relevant documents and legal documents are delivered, as well as legal consequences in case of disputes in this Contract:

(1) The Borrower confirms that its valid delivery address is: 702, Block A, Building 5,Software Industry Base, Xuefu Road,Nanshan District,Shenzhen City, Contact No.: 13805729242, Postal Code: 518000, E-mail: 13805729242@139.com.

(2) The Lender confirms that its valid delivery address is: 1/F Lobby Shop, 16/F and 17/F, Zhongjian Building, No.6, Gaoxin South 12th Road, Yuehai Street, Nanshan District, Shenzhen City, Tel.: 0755-21679999, and Postal Code: 518000.

(3) Both the Borrower and the Lender confirm that:

① The above-mentioned delivery address and method of each party are valid address and method of service;

② The above-mentioned delivery address and method of each party are applicable to the performance process (including but not limited to the Lender’s recall of loan, etc.) and first mediation, first instance, second instance, retrial, and execution procedures for any dispute that enters arbitration and judicial proceedings;

③ If either party needs to change such delivery address or method, it shall notify the other party, arbitration organ and judicial organ in writing seven days in advance;

④ Both parties promise that the adverse consequences caused by inaccurate information provided, failure to notify in time after change, rejection, and other reasons will be borne by themselves;

⑤ If the dispute enters the judicial proceedings or execution procedure, both the Borrower and the Lender agree that the people’s court can deliver documents electronically through e-mail, China Trial Process Information Open Network, National Unified Delivery Platform, Shenzhen Mobile Mini Court, and other ways, and agree that the people’s court can deliver the written judgment, verdict, and mediation documents electronically. If the court has delivered litigation materials and legal documents electronically, it will no longer deliver paper documents to the above-mentioned agreed addresses.

(4) If the Borrower or the Lender fails to perform the notification obligation as set forth above, the delivery addresses confirmed by both parties shall still be deemed to be valid. In case that the party provides or confirms inaccurate delivery address, fails to timely notify any change in the delivery address according to the procedure to the other party, court, and the arbitration commission, and the party or the designated recipient refuses to sign in, resulting in failure in the actual receiving of legal documents by the other party, the date of the return of the legal documents will be deemed as the date of delivery (if it is delivered by mail). For direct delivery, the date on which the deliverer records the situation on the delivery receipt on the spot will be deemed as the date of delivery. If the obligation to notify any change in the delivery address is performed, the changed delivery address will be valid. For the delivery address as clearly agreed by the parties in the Contract, the court or the arbitration commission can deliver documents directly by mail. Even if the parties fail to receive the documents delivered by the court or the arbitration commission in the mailing way, the documents will be deemed as being delivered as agreed in the Contract.

(5) After any dispute enters the civil proceedings or arbitration proceedings, if the parties respond to lawsuits or accept arbitration and directly submit the letter of confirmation for the delivery address to the court or the arbitration commission, and if the confirmed address is inconsistent with the delivery address confirmed in this Contract, the confirmed delivery address submitted to the court or the arbitration commission shall prevail.

(6) Both the Borrower and the Lender acknowledge and agree that, if the Lender submits the dispute to the court for settlement by litigation in order to achieve the creditor’s rights in case of overdue acts, and other breach of contract as the part of the Borrower, and if the principal and interest of the arrears are less than RMB 50,000 and the appellate court is a reform pilot court for sorting between complex and simple legal cases, the court will apply the small claims procedure according to law and implement the first-instance final judgment. If the principal and interest of the arrears are more than RMB 50,000 and less than RMB 100,000, and the appellate court is a reform pilot court for sorting between complex and simple legal cases, both the Borrower and the Lender agree to apply the small claims procedure, and implement the first-instance final judgment.

The Lender has performed the explanation obligation to the Borrower, and the Borrower has fully understood the contents of the above confirmed delivery addresses and methods (by the signature, seal, or fingerprint of the Borrower).

12.12 Entry into force, alteration, dissolution and termination of the Contract

12.12.1 This Contract shall come into force after being signed and stamped by the legal representative or authorized agent of the Borrower, and the responsible person or authorized agent of the Lender.

12.12.2 If the Borrower needs to extend the loan term, it shall apply to the Lender 30 working days before the loan expires, and obtain the written consent of the Guarantor. Ultimately, it is up to the Lender to decide in writing whether to extend the loan period.

12.12.3 If the Borrower intends to transfer the debt under this Contract to a third party, it shall obtain the written consent of the Lender. This Contract shall remain valid until the debt transferee and the Lender sign a new loan contract.

12.13 If either party intends to change other terms of this Contract, it shall notify the other party in writing to reach a written agreement through negotiation between both parties.

12.14 Other agreed matters:/.

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Article 13 Declaration

13.1 The Borrower is clearly aware of the business scope and authority of the Lender.

13.2 The Borrower has read all the terms and conditions of this Contract. As requested by the Borrower, the Lender has made the corresponding explanations for the terms and conditions of this contract. The Borrower has fully acknowledged and understood the meaning of the terms of this Contract and the corresponding legal consequences.

13.3 The Borrower’s signing and performance of its obligations under this Contract are in accordance with laws, administrative regulations, rules and its articles of association or internal organization documents, and has been approved by competent organization of the company and /or by the competent state authorities.

13.4 The Borrower and its controlling shareholders have good credit status and have no significant dishonest records.

13.5 This Contract is made in triplicate, with the Borrower holding one copy and the Lender holding two copies, which shall have the same legal effect.

(The remainder of this page is intentionally left blank for signature and seal)

Borrower (Official Seal):	Lender (Seal):

 Legal Representative or Authorized Agent (Signature):

Responsible Person or Authorized Agent (Seal and Signature)

This Contract is concluded on August , 2021